Exhibit 99.2

Elephant Talk Announces Execution of Contract with T-Mobile in the Netherlands, a Subsidiary of Deutsche Telekom AG

SCHIPHOL, The Netherlands, Sept. 30, 2008 - (PR NEWSWIRE) - Elephant Talk Communications, Inc. (OTCBB: ETAK), an international telecom and multimedia content distributor, today announced the execution of a contract with T-Mobile Netherlands B.V. to enable Mobile Virtual Network Operators (MVNOs) in the country to operate voice and data services over the T-Mobile Network.

The agreement includes the deployment and operation of a fully featured 2G and 3G network.

Steven Van der Velden, CEO of Elephant Talk, stated: “We are very proud because through this agreement with T-Mobile, we are ready to immediately offer our services as a full MVNE (Mobile Virtual Network Enabler) to the MVNO market in The Netherlands. As a matter of fact, a first MVNO has started their operations and several others are expected to sign up in the near future. This represents a fundamental milestone in our strategy to become a major player in the arena of the MVNO Enabler market worldwide.”

“The extreme flexibility and the comprehensiveness of our solution,” said Steven Van der Velden, “allows us to setup and launch a new MVNO project in a matter of weeks, thus reducing considerably the barrier of entry for new starters.”

Martin Zuurbier, CTO/COO of Elephant Talk, highlighted the importance of providing MVNOs with a complete portfolio of services “from Network to CRM and Billing, so that they can concentrate on their core business of attracting and retaining new subscribers in targeted segments of the market.”

“We are seeing new and potentially market-altering business models that go much further than traditional voice and messaging services,” commented Martin Zuurbier, “that take advantage of the most advanced Data and Convergent Services. This trend is already visible in the Dutch market, which is probably the most developed and competitive marketplace in Europe. We expect that this tendency will continue and spread globally as the market matures.”

“In other words,” concluded Martin Zuurbier, “Elephant Talk integrates the necessary Networks and IT technologies that provide the means for Convergent, Personalized, Branded Services to MVNOs, by aggregating together a mix of well-suited, customer-focused packages, thus maximizing the Average Revenue per User (ARPU).”

Additionally, Bart Weijermars, Marketing Director of T-Mobile in The Netherlands commented: “In order to be successful in markets such as Bank, Media, Ethnic, Corporate or Communities, MVNOs realize that they have to offer more than inexpensive voice services. To attract new customers and to retain them, MVNOs need to offer an innovative package tailored to their subscribers. With the use of the excellent 2G and 3G T-Mobile network, we enable Elephant Talk to bring their customers an integral set of services that provide them the means to succeed. In return, we expect that our partnership with Elephant Talk will generate additional traffic on our network.”

About Elephant Talk Communications

Elephant Talk Communications is positioning itself as an international telecom operator and enabler/systems integrator to the multimedia industry by facilitating the distribution of all forms of content, as well as mobile and fixed-telecom services, to global telecommunications consumers. The Company provides traditional telecom services, media streaming, and distribution services primarily to the business-to-business (B2B) community within the telecommunications market. Elephant Talk is also a systems integrator and developer for mobile telecom and content distribution solutions; and, as a Mobile Virtual Network Enabler (MVNE), the Company has positioned itself as the premier outsourcing partner for both Mobile Network Operators (MNOs) as well as for Mobile Virtual Network Operators (MVNOs). Elephant Talk is positioning itself as the preferred MVNE partner of the larger, global Mobile Operators and currently operates sophisticated networks in over a dozen markets in Europe, Asia Pacific and the Middle East.

About T-Mobile

Per July 1, 2008, T-Mobile Netherlands BV realized a turnover of 863 million Euros. T-Mobile serves 5.3 million customers in The Netherlands (per July 1, 2008). T-Mobile offers products and services for the consumer market as well as for business users. In the Netherlands, T-Mobile owns a state of the art mobile network for voice and data services as well as a fast growing number of HotSpot locations where users have access to a high speed mobile internet connection. T-Mobile Netherlands BV is part of T-Mobile International, one of the world's leading companies in mobile communications.

T-Mobile, one of Deutsche Telekom’s operating units, concentrates on the most dynamic markets in Europe and the United States. At the beginning of July 2008 nearly 125 million mobile customers were served by companies of the Deutsche Telekom group. And all that over a common technology platform based on GSM, the world’s most successful digital wireless standard. This also makes T-Mobile the only mobile communications provider with a seamless transatlantic service.

T-Mobile is also a partner of FreeMove, an alliance formed by four of Europe's leading mobile companies—Orange, TIM (Telecom Italia Mobile), T-Mobile and TeliaSonera—to help their customers communicate as easily while traveling abroad as they do at home.

More information:
T-Mobile Netherlands
Priscilla Tomasoa
Spokesperson
Phone: +31 6 1409 6666

Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

Contact:

At the Company:

Steven van der Velden
+ 31 20 653 59 16
info@elephanttalk.com
http://www.elephanttalk.com

Investor Relations:

RedChip Companies Inc.
Jon Cunningham
1-800-REDCHIP (733-2447), Ext. 107
info@redchip.com
http://www.redchip.com